Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated August 26, 2022, with respect to our audits of the consolidated financial statements of Decca Investment Limited and Subsidiaries as of March 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

October 26, 2022